Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
David Johnson	Barbara Owens
Vice President, Investor Relations	Senior Communications Adviser
Perrysburg, Ohio, U.S.	Perrysburg, Ohio, U.S.
+1 567 336 2600	+1 567 3365585
dave.johnson@o-i.com	barbara.owens@o-i.com

O-I Completes Acquisition of Vitro’s Food and Beverage Business

Perrysburg, Ohio (September 1, 2015) — Owens-Illinois, Inc. (NYSE: OI) today announced that it has completed the acquisition of the Vitro food and beverage glass container business from Vitro, S.A.B. de C.V. (BMV: VITROA) in a transaction valued at approximately $2.15 billion.

Vitro is the largest supplier of glass containers in Mexico and manufactures glass containers across multiple end uses, including food, soft drinks, beer, wine and spirits. The transaction includes Vitro’s five food and beverage glass container plants in Mexico, a plant in Bolivia and the food and beverage business of Vitro Packaging, its North American distribution business based in Laredo, Texas, which together employ nearly 6,000 people.

“As a leader in the strong and growing Latin American market, the addition of Vitro represents a significant opportunity to extend our global franchise and further build upon our position as the world’s leading glass packaging company,” said Al Stroucken, chairman and CEO of O-I.

The transaction provides O-I with a competitive position in the attractive glass segment of the packaging market in Mexico, further enhancing O-I’s position as the world’s foremost glass container producer. O-I expects the transaction to be accretive to earnings and cash flow in the first year. The Company anticipates that in the third year after closing, EPS accretion will reach approximately $0.50 per share.

According to Andres Lopez, O-I’s chief operating officer: “Vitro’s food and beverage business’ current management team has a proven track record of meeting customer needs and serving local markets, and we are pleased that they will continue to lead the business. Our intent is to allow the business to operate much as it has in the past. We are pleased to have completed this transaction earlier than anticipated and — with integration plans well underway — look forward to successfully bringing together our businesses to drive greater value for shareholders.”

The transaction has received Vitro shareholder approval, as well as relevant regulatory approvals in the U.S. and Mexico.

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About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.8 billion in 2014. Following the acquisition of Vitro’s food and beverage business, the company now employs approximately 27,000 people at 81 plants in 23 countries. With global headquarters in Perrysburg, Ohio, U.S., O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Learn more about the reasons to choose glass and join the movement at glassislife.com.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-looking statements

This press release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) the Company’s ability to integrate the Vitro Business in a timely and cost effective manner, to maintain on existing terms the permits, licenses and other approvals required for the Vitro Business to operate as currently operated, and to realize the expected synergies from the Vitro Acquisition, (2) risks related to the impact of integration of the Vitro acquisition on earnings and cash flow, (3) risks associated with the significant transaction costs and additional indebtedness that the Company expects to incur in financing the Vitro Acquisition, (4) the Company’s ability to realize expected growth opportunities and cost savings from the Vitro Acquisition, (5) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real, Mexican peso, Colombian peso and Australian dollar, (6) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (7) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (8) consumer preferences for alternative forms of packaging, (9) cost and availability of raw materials, labor, energy and transportation, (10) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (11) consolidation among competitors and customers, (12) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (13) unanticipated expenditures with respect to environmental, safety and health laws, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, and (15) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this press release.